                                  Exhibit 10.13

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 30, 1996, by and between Nhancement Technologies Inc., a Delaware corporation (the "Company"), and Douglas S. Zorn (the "Officer").

                                     RECITAL

                  The Officer has been serving as Vice President, Secretary and Chief Operating Officer of BioFactors, Inc., a Delaware corporation ("BFI").

                  BFI has entered into an agreement which provides for the merger of BFI with a wholly owned subsidiary of the Company pursuant to that certain Agreement and Plan of Merger dated as of October 30, 1996 by and among the Company, BFI and BFI Acquisition Corporation, a Delaware corporation (the "BFI Merger").

                  Upon the consummation of the BFI Merger, the Board of Directors of the Company desire to continue the appointment of Officer as an officer of the Company and of BFI and the Officer desires to accept such continued appointment.

                  The Company and the Officer desire to set forth herein the terms and conditions of his continued employment. This Agreement supersedes and replaces all existing employment agreements between the parties, oral or written.

                                    AGREEMENT

                  In consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

                  1.       Agreement to Serve.

                           1.1      Title.  The Company shall employ the Officer
and the Officer shall serve in the employ of the Company as Executive Vice President, Treasurer, Chief Operating Officer and Chief Financial Officer of the Company and of BFI.

                           1.2      Duties.  The Officer shall assume and
discharge the responsibilities of Executive Vice President, Treasurer, Chief Operating Officer and Chief Financial Officer (as set forth in the Bylaws of the Company), as well as such other duties and responsibilities as may be assigned to him by the Chief Executive Officer and the Board of Directors of the Company and as are appropriate to the offices he holds. In addition, the Officer shall perform his duties to the best of his abilities and shall devote most of his business time and attention to the good faith performance of his duties. The Officer shall not engage in other businesses or activities for compensation during the term of this Agreement to the extent such other businesses or activities would substantially interfere with the performance of his duties hereunder. The Officer shall perform his services to the Company at its principal offices or at such other location as may be acceptable to the Board of Directors.

                  2.       Terms of Employment.

                           2.1      Basic Term.  The term of the Officer's
employment under this Agreement (the "Term") shall extend for a period of three years from the date of the consummation of the BFI Merger, subject to the remaining provisions of this Section 2. The period described in the preceding sentence shall be referred to herein as the "Initial Term." The Term will be extended for successive one-year periods beginning on the first day after the final day of the Initial Term, except in the event the Officer or the Company provides written notice to the other at least 180 days before the beginning of such one-year period, of the intention not to extend the Term. During the Term, the same terms and conditions contained in this Agreement (including salary as may be determined under Section 3.1) shall remain in effect during the continuance of the Officer's employment.

                           2.2      Termination for Cause.  The Company shall
have the right to terminate the Officer for cause and said termination shall be effected by and upon written notification to Officer. Grounds for termination for cause shall include only, (i) the Officer's material breach of any terms of this Agreement, if such material breach has not been substantially cured within thirty (30) days following written notice of such breach to the Officer from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Officer does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected;
(ii) the Officer's willful dishonesty towards, fraud upon, crime against, misrepresentation, embezzlement, deliberate or attempted injury or bad faith action with respect to, or deliberate or attempted injury to, the Company; (iii) the Officer's gross negligence in the performance of, willful failure or refusal to perform, the services required of him hereby, or to carry out proper directions by the Board of Directors of the Company with respect to the services to be rendered by him hereunder or the manner of rendering such services, his willful misconduct in the performance of his duties hereunder; (iv) any unlawful or criminal activity of a serious nature; or (v) the Officer's conviction for any felony crime (whether in connection with the Company's affairs or otherwise).

                           2.3 Termination Without Cause. The Company shall have
the right, upon 60 days' written notification to the Officer, to terminate the Officer's employment without cause (as defined above); provided, however, that, except as provided in Section 2.4 or 2.5, during the Initial Term no such termination without cause shall be effective without the prior written consent of the underwriter of the Company's initial public offering, so long as such underwriter is still engaged as financial advisor to the Company. Except as otherwise provided in Section 3.5, upon any termination without cause pursuant to this Section 2.3, the Officer shall be paid all accrued salary, vested deferred compensation (other than pension plan or profit-sharing plan benefits, which will be paid in accordance with the provisions of the applicable plan), any benefits then due under any plans of the Company in which the Officer is a participant, accrued vacation pay, sick-leave pay, and any appropriate business expenses incurred by the Officer in connection with his duties hereunder, all to the effective date of termination ("Accrued Compensation"), and all severance compensation provided for in Section 4.1.

                           2.4      Disability.  If, during the Term of this
Agreement, the Officer, in the reasonable judgment of the Board of Directors of the Company, has failed to perform his duties under this Agreement on account of illness or physical or mental disability, which condition renders the Officer incapable of performing the duties of his office, and such condition continues for a total of six months during any 12-month (or shorter) period, the Company shall have the right to terminate the Officer's employment hereunder by and upon written notification to the Officer (which also will be considered notice not to extend the Term pursuant to Section 2.1) and payment to the Officer of all Accrued Compensation to the date of termination, and disability benefits as provided in Section 4.2, but no other compensation, severance or reimbursement of any kind.

                           2.5      Death.  In the event of the Officer's death
during the Term of this Agreement, the Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay to his estate all Accrued Compensation to the date of termination, but no other compensation, severance or reimbursement of any kind.

                           2.6      Termination Upon a Change in Control.

                                    (a)     In the event of a Termination Upon a
Change in Control, the Officer shall immediately be paid all Accrued Compensation and the severance compensation provided for in Section 4.1. "Termination Upon a Change in Control" shall mean a termination by the Company without cause, or by the Officer for "Good Reason," of the Officer's employment with the Company following a "Change in Control" (as defined below, respectively).

                                    (b)     For purposes of this Agreement "Good
Reason" shall include, but not be limited to, any of the following (without the Officer's express written consent):

                                       (i)  within the first 12 months after
the Change in Control, the assignment to the Officer by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Officer's responsibilities immediately prior to a Change in Control other than any such alteration primarily attributable to the fact that the Company's securities are no longer publicly traded;

                                      (ii)  within the first 12 months after
the Change in Control, a reduction by the Company in the Officer's compensation or benefits as in effect on the date of a Change in Control;

                                     (iii)  the Company's relocation of the
Officer to any place other than the principal offices of the Company (or such other location as the Board of Directors has agreed the Officer may be located pursuant to Section 1.2 hereof), except for reasonably required travel by the Officer on the Company's business;

                                      (iv)  any material breach by the Company
of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by the Officer to the Company setting forth with specificity the nature of the breach or, if the cure cannot reasonably be effected within such 30-day period, then if the Company does not commence to cure the breach within such 30-day period and thereafter in good faith pursue such cure; or

                                       (v)  any failure by the Company to
obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.

                  For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 51% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) at least 50% of the combined voting power of the voting securities or at least 50% of the total value of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                           2.7      Voluntary Termination.  In the event
Sections 2.2, 2.3, 2.4 and 2.6 are not applicable, and the Officer voluntarily terminates his employment hereunder, the

Company shall promptly pay all Accrued Compensation to the date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance pay.

                  3.       Compensation.

                           3.1      Base Salary.  During the Term of this
Agreement, the Company agrees to pay the Employee for his services hereunder a salary at the initial rate of $135,000 per annum ("Base Salary") payable in equal semi-monthly installments. The Base Salary for each year during the Term hereof shall be increased, subject to the approval of the Board of Directors, by the greater of (a) an amount equal to the average annual incremental increase applicable to the Company's senior executive management or (b) an amount equal to the annual increase in the consumer price index.

                           3.2      Benefits.  The Officer shall be entitled to
participate in any of the Company's benefit and deferred compensation plans as are from time to time available to the officers of the Company, including, but not limited to, profit-sharing, medical, dental, health and annual physical examination plans, life and disability insurance plans and supplemental retirement programs (provided, however, that the Officer's benefits may be modified or the Officer may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation of officers).

                           3.3      Bonus.  The Officer shall be entitled to
receive an annual bonus pursuant to a written bonus plan approved by the Board of Directors, subject, however, to the Company meeting its goals and financial performance targets for such period, where failure to so meet such goals will reduce or eliminate Officer's annual bonus.

                           3.4      Other Allowances and Vacation.  The Officer
shall be entitled to reasonable expense reimbursements upon presentation of supporting documentation in accordance with Company policies. Company agrees to provide Officer with a leased vehicle for Officer's use and further agrees to make lease and insurance payments on such vehicle in an amount not to exceed Five Hundred Dollars ($500) per month. Officer shall be entitled to all holidays applicable to all employees of the Company, four weeks paid vacation per year, and such other benefits appropriate to the office of Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company as the Board may deem reasonable.

                           3.5      Prohibition Against Certain Golden Parachute
Payments . Notwithstanding any other provision of this Agreement or of any other agreement, the Officer shall not be entitled to receive the amount (or portion thereof), if any, of compensation or severance reimbursement that (i) would be treated as a "parachute payment" for purposes of Section 280G of the Internal Revenue Code and (ii) would subject the Officer to an excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code such that the Officer would receive, on an after-tax basis, total compensation, severance, and reimbursement amounts than the Officer otherwise would have received if no "parachute payment" has been made to the Officer.

                  4.       Severance and Other Payments.

                           4.1      Severance Compensation.

                                    (a) In the event the Officer's employment is
terminated under Sections 2.3 or 2.6, the parties acknowledge that the Officer will sustain actual damages, the amount of which is indefinite, uncertain and difficult of exact ascertainment because of the uncertainties of successfully relocating and seeking a comparable position. In order to avoid dispute as to the amount of such damages and the mutual expense and inconvenience such dispute would entail, the Company and the Officer have agreed hereby that the Company shall pay to the Officer severance compensation determined in the manner set forth below. In the event the Company terminates the Officer's employment at any time prior to the end of the Term: (i) if a Termination Without Cause pursuant to Section 2.3, then the Company shall pay severance compensation in an amount equal to the Officer's Base Salary (at the rate payable at the time of such termination) for the greater of a period of two years following the date of termination or the balance of the Term, plus a bonus for each such year (or pro rata part thereof) equal to the average of the bonus received by the Officer for each of the two years preceding the year in which termination occurs, in the manner specified in Section 3.1; or (ii) if a Termination upon a Change in Control pursuant to Section 2.6, then the Company shall pay severance compensation in an amount equal to two times the sum of (x) the Officer's Base Salary (at the rate payable at the time of such termination) plus (y) a bonus calculated in the manner provided in the foregoing clause (i) payable in the manner specified in Section 3.1. In either such event, the Officer shall be entitled to a letter of credit or other security reasonably acceptable to the Officer to secure payment to him of the amounts owed. It is hereby agreed that in the event of such termination by the Company, the Officer shall receive such amounts as herein provided, not as a penalty, but as the Officer's agreed severance compensation and sole damages for the termination of this Agreement, in lieu of the Officer's proof of his actual damages on that account. All severance compensation shall be without prejudice to the Officer's right to receive all Accrued Compensation (as defined in Section 2.3) earned and unpaid up to the time of termination.

                                    (b)     Following a termination under
Sections 2.3 or 2.6, the Officer may in the Officer's sole discretion, by delivery of a notice to the Company within thirty (30) days following such termination, elect to receive from the Company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Officer pursuant to Section 4.1(a). The present value shall be determined as of the date of delivery of the notice of election of the Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury Bills, as reported in the Wall Street Journal (or similar publication) on the date of delivery of the election notice. If the Officer elects to receive a lump sum severance payment, the Company shall make such payment to the

Officer within sixty (60) days following the date on which the Officer notifies the Company of the Officer's election.

                                    (c)     No deduction shall be made by the
Company under this Section 4.1 for any compensation earned by the Officer from any other employment or for any other monies otherwise received by the Officer subsequent to termination of employment hereunder.

                                    (d)     In the event of a termination under
Sections 2.3 or 2.6, at the Officer's sole discretion, the vesting schedule, if any, for all stock options previously granted to Officer shall be accelerated and all such options shall become fully vested as of the date of his termination.

                           4.2      Disability Benefits.  In the event of
termination of the Officer's employment by reason of disability pursuant to
Section 2.4, the Company shall pay to the Officer the difference between (i) 75% of the sum of the Officer's Base Salary at the rate and times payable at the time of termination and (ii) amounts received by the Officer from long term disability insurance carried by the Company, during the remaining Term of this Agreement.

                  5.       Non-Competition

                  5.1 No Competition. Officer agrees that, unless terminated without cause, he will not, anywhere in the world, without the prior written approval of the Biofactors Board of Directors, until the lapse of two (2) years after his termination pursuant to Sections 2.1, 2.2, 2.4 or 2.7, engage, directly or indirectly, in a "Competing Business," as defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which officer holds any beneficial interest in a competing business, derive any income from any interest in a competing business, or provide any service to a competing business. "Competing Business" shall mean the design, development, manufacture or marketing of products in any line of business in which Biofactors is, or has in the past been, involved, or is or has planned or considered involvement. the provisions of this paragraph will not, however, restrict officer from owning less than one percent of the outstanding stock of a publicly-traded corporation engaged in a competing business.

                  5.2 No Solicitation of Customers. Officer will not, directly or indirectly, until the lapse of two (2) years after his termination pursuant to Sections 2.1, 2.2, 2.4 or 2.7, without the prior written approval of the Biofactors Board of Directors, call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of Biofactors for the purpose of diverting any existing or future business of such customers to a competing business.

                  5.3 No Hiring of Employees. Officer will not, directly or indirectly, until the lapse of two (2) years after his termination pursuant to Sections 2.1, 2.2, 2.4 or 2.7, without the prior written approval of the Biofactors Board of Directors, employ, engage, or seek to employ or engage, directly or indirectly, any employee of Biofactors.

                  5.4 Equitable Remedies. The services to be rendered by officer and the information disclosed to officer prior to and during the term hereof are of a unique and special character, and any breach of Section 5 hereof will cause Biofactors immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Therefore, Biofactors will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of all provisions of Section 5 hereof. Injunctive relief may be granted immediately upon the commencement of any such action.

                  6.       Miscellaneous.

                           6.1      Severability.  Should a court or other body
of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

                           6.2      Withholdings.  All compensation and benefits
to the Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

                           6.3      Arbitration.  The parties hereby agree that
any dispute or controversy arising out of or relating to this Agreement, Officer's employment with the Company, or the termination or cancellation of that employment or this Agreement, including without limitation any claim by Officer under any federal, state or local law or statute regarding discrimination in employment, shall be settled by arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in Denver, Colorado. If such Commercial Arbitration Rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. Arbitration of any such dispute or controversy shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.

                  Within thirty (30) days of the receipt by one party of a written notice to arbitrate delivered by the other party, each party shall select one arbitrator by written notice to the other party. Within thirty (30) days of the delivery of both notices, the two arbitrators will select a third arbitrator. If the two cannot agree on such third arbitrator, the selection of a third arbitrator shall be made by the Chief Judge of the U.S. District Court for the District of Colorado or, if such judge refuses to act, such selection shall be made in accordance with the procedures of the American Arbitration Association.

                  Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. Each award shall expressly entitle the prevailing party to recover such party's attorneys' fees and costs, and the award shall specifically allocate such fees and costs between the parties. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefor. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefor, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.

                           6.4      Entire Agreement; Modifications.  This
Agreement represents the entire agreement between the parties and may be amended, modified, superseded, or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall not affect the right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

                           6.5      Applicable Law.  This Agreement shall be
construed under and governed by the laws of the State of Colorado.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                               NHANCEMENT TECHNOLOGIES, INC.



                                               By /s/ ESMOND T. GOEI
                                                 -------------------------------
                                                  Esmond T. Goei
                                                  President and Chief Executive
                                                  Officer



                                                  /s/ DOUGLAS S. ZORN
                                                 -------------------------------
                                                  Douglas S. Zorn